Exhibit 1

     We, the undersigned, hereby express our agreement that the attached Amendment No. 4 to Schedule 13D is filed on behalf of each of the undersigned.

December 15, 2004	/s/ Howard O. Woltz, Jr.

Howard O. Woltz, Jr.

/s/ H.O. Woltz III
H. O. Woltz III